Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Fidelity National Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	FNF common stock, par value $0.0001 per share (1)	Rule 457(c) and Rule 457(h)(1)	12,000,000	$40.785	$489,000,000	0.0000927	$45,330.30
	Total Offering Amounts:						$45,330.30
	Total Fee Offsets:						—
	Net Fee Due:						$45,330.30
(1)    Represents additional shares of FNF common stock available for future issuance as awards under the Fidelity National Financial, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”). The maximum number of additional shares available for issuance under the Plan is 12,000,000 shares. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also registers any additional securities to be offered or issued in connection with from stock splits, stock dividends, recapitalizations or similar transactions.

(2)    Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high share price $41.07 and low share price $40.50 of our FNF common stock reported in the consolidated reporting system on August 15, 2022.